EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 16, 2004, accompanying the financial statements and supplemental schedules included on the Form 11-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Global Imaging Systems, Inc. on Forms S-8 (File No. 333-62765, File No. 333-80801, File No. 333-74780, File No. 333-109540, and File No. 333-74786) and Form S-3 (File No. 333-107948).

/s/ Grant Thornton LLP

Tampa, Florida

June 16, 2004